Exhibit 10.2
H&R BLOCK, INC. EXECUTIVE SEVERANCE PLAN
(Amended and Restated effective July 27, 2010)
     This Plan document is adopted by H&R Block, Inc., a Missouri corporation (“HRB”) effective as of May 12, 2009.
     Section 1. Purpose
     The Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders. This Plan provides severance pay to compensate management for the involuntary loss of employment and a period of readjustment. The Company also recognizes that a Change in Control of HRB may arise in the future and that such event may result in the departure or distraction of management to the detriment of the Company and its shareholders. Accordingly, the Board has determined it is in the best interests of the Company and its shareholders to secure the continued services and dedication of such management in the event of any threat or occurrence of a Change in Control of HRB by providing such management the benefits set forth this Plan.
     This Plan supersedes all prior agreements, arrangements or plans of the Company related to separation pay in the event of a Qualifying Termination or Change in Control Termination. Notwithstanding the foregoing, nothing under this Plan supersedes or replaces any rights to acceleration of vesting granted to a Participant under the H&R Block, Inc. 2003 Long-Term Executive Compensation Plan for grants prior to participation in the Plan. Any benefits under this Plan will be provided to eligible employees in lieu of benefits under any other severance plan.
     Section 2. Definitions
     For purposes of this Plan, the following terms shall have the meanings specified below unless the context clearly requires otherwise:
     (a) “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of Regulation 12B under the Securities Exchange Act of 1934, as amended.
     (b) “Board” means the Board of Directors of HRB.
     (c) “Cause” means any of the following unless, if capable of cure, such events are fully corrected in all material respects by Participant within ten (10) days after the Company provides notice of the occurrence of such event:
     (i) A Participant’s misconduct that materially interferes with or materially prejudices the proper conduct of the business of the Company;
     (ii) A Participant’s commission of an act materially and demonstrably detrimental to the good will of the Company;
     (iii) A Participant’s commission of any act of dishonesty or breach of trust resulting or intending to result in material personal gain or enrichment of the Participant at the expense of the Company;

     (iv) A Participant’s violation of any non-competition, non-solicitation, confidentiality or similar restrictive covenant under any employment-related agreement, plan or policy with respect to which the Participant is a party or is bound; or
     (v) A Participant’s conviction of, or plea of nolo contendere to, a misdemeanor involving an act of moral turpitude or a felony.
     If the Company does not give the Participant a termination notice within sixty (60) days after the Board or the Chairman of the Board has knowledge that an event constituting Cause has occurred, the event will no longer constitute Cause. The Company may place a Participant on unpaid leave for up to 30 consecutive days while it is determining whether there is a basis to terminate the Participant’s employment for Cause. Such unpaid leave will not constitute Good Reason.
     For purposes of this definition, (a) no act or omission by the Participant will be “willful” unless it is made by the Participant in bad faith or without a reasonable belief that the Participant’s act or omission furthered the interests of the Company and (b) any act or omission by the Participant based on authority given pursuant to a resolution duly adopted by the Board will be deemed made in good faith and in the best interests of the Company.
     (d) “Change in Control” means the occurrence of one or more of the following events:
     (i) Any one person, or more than one person acting as a group, acquires ownership of stock of HRB that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of HRB. If any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of HRB, the acquisition of additional stock by the same person or persons shall not be considered to cause a change in the ownership of the corporation. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which HRB acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this Section 2(d)(i).
     (ii) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of HRB possessing 35 percent or more of the total voting power of the stock of HRB. If any one person, or more than one person acting as a group, is considered to effectively control a corporation within the meaning of Treasury Regulation §1.409A-3(i)(5)(vi), the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation.
     (iii) A majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by two-thirds (2/3) of the members of the Board before the date of such appointment or election.
     (iv) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from HRB that have a total gross fair market value equal to or more than 50 percent of the total gross fair market value of all of the assets of HRB immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of HRB, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding the foregoing, there is no Change in Control event under this Section 2(d)(iv) when there is a transfer to an entity that is controlled by the shareholders of HRB immediately after the transfer. A transfer of assets by HRB is not treated as a change in the ownership of such assets if the assets are transferred to: (a) a shareholder of HRB (immediately before the asset transfer) in exchange for or with respect to its stock; (b) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by HRB; (c) a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of HRB; or (d) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in (c) above.
     For purposes of the foregoing, persons will be considered acting as a group in accordance with Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, and Section 409A of the Code.
     (e) “Change in Control Termination” means a Participant’s Qualifying Termination or Good Reason Termination, in either event within 24 months immediately following a Change in Control.
     (f) “COBRA Subsidy” means an amount equal to the Participant’s monthly post-employment premium for health and welfare benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) less the amount paid from time to time by active employees for similar coverage. To be eligible for the COBRA Subsidy, the Participant must be enrolled in the Participating Employer’s health and welfare plans on the date of Separation from Service.
     (g) “Code” means the Internal Revenue Code of 1986, as amended.
     (h) “Company” means HRB and its Affiliates.
     (i) “Comparable Position” means a position where:
     (i) the primary work location is within 50 miles of the Participant’s primary work location prior to the Qualifying Termination, and,
     (ii) the compensation rate (salary and target bonus) is not more than 10% below the Participant’s compensation rate at the time of the Qualifying Termination.
     (j) “Effective Date” means May 12, 2009.
     (k) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     (l) “Good Reason Termination” means a Separation from Service within 24 months immediately following a Change in Control which is initiated by the Participant upon one or more of the following occurrences:
     (i) A material diminution in the Participant’s base compensation;
     (ii) A material diminution in the Participant’s authority, duties, or responsibilities;
     (iii) A material change in the geographic location at which the Participant must perform the services; or
     (iv) Any other action or inaction that constitutes a material breach by the Company of any written employment-related agreement between the Participant and the Company.

     A Participant must provide notice to the Company of the existence of any of the foregoing conditions within 10 days of the initial existence of the condition, upon the notice of which the Company must be provided a period of at least 30 days during which it may substantially remedy the condition and not be required to pay the amount.
     (m) “HRB” means H&R Block, Inc., a Missouri corporation.
     (n) “Monthly Compensation” means a Participant’s highest annual salary as of the Change in Control or during the 12-month period immediately preceding his Separation Date divided by 12.
     (o) “Participant” means an associate of the Company who is nominated by HRB’s Chief Executive Officer and approved by the Compensation Committee of the Board.
     (p) “Payment Date” means the date which is thirty (30) days after the later of: (i) a Participant’s Separation Date or (ii) the Release Date.
     (q) “Plan” means this H&R Block, Inc. Executive Severance Plan, as amended from time to time. This document serves as both the legal plan document and summary plan description.
     (r) “Plan Administrator” and “Plan Sponsor” means H&R Block Management, LLC. The address and telephone number of H&R Block Management, LLC is One H&R Block Way, Kansas City, Missouri 64105, (816)854-3000. The Employer Identification Number assigned to H&R Block Management, LLC by the Internal Revenue Service is 43-1632589.
     (s) “Qualifying Termination” means the involuntary Separation from Service by the Company under circumstances not constituting Cause but does not include:
     (i) the elimination of the Participant’s position where the Participant was offered a Comparable Position with the Company or with a party that acquires any asset from the Company (or a subsidiary or an affiliate of such a party), or
     (ii) the redefinition of a Participant’s position to a lower compensation rate or grade.
     (t) “Release Agreement” means the release agreement, substantially in the form set forth as Exhibit A to this Plan, which a Participant shall be required to execute as a condition to receiving payments and benefits under this Plan.
     (u) “Release Date” means 60 days after a Participant’s Separation Date.
     (v) “Separation Date” means the effective date of a Participant’s Separation from Service.
     (w) “Separation from Service” means the date that a Participant separates from service within the meaning of Section 409A of the Code and Treasury Regulation §1.409A-1(h).
     (q) “Year of Service” means each period of 12 consecutive months of employment measured from the Participant’s employment commencement date. In determining a Participant’s Years of Service, the Participant will be credited with a partial Year of Service for his or her final period of employment commencing on his or her most recent employment anniversary date equal to a fraction calculated in accordance with the following formula:

(Number of days since most recent employment anniversary date ÷ 365)
     Notwithstanding the foregoing, in no event will a Participant be credited with less than 12 Years of Service or more than 18 Years of Service.
     Section 3. Severance Benefits.
     (a) If a Participant (1) incurs a Qualifying Termination or a Change in Control Termination and (2) executes his Release Agreement and returns it to the Company by the deadline set forth in the Release Agreement, then the Participant shall be entitled to the following compensation and benefits:
     (i) The Company shall pay the Participant, on the Payment Date, a lump sum severance amount equal to:
     (A) the Participant’s Monthly Compensation multiplied by the Participant’s Years of Service; plus
     (B) a specified percentage of the Participant’s Monthly Compensation as set forth in the Appendix to this Plan multiplied by the Participant’s Years of Service; plus
     (C) an amount equal to the Participant’s COBRA Subsidy multiplied by 12. To be eligible for a payment under this Section 3(a)(i)(C), the Participant must be enrolled in the Company’s applicable health, dental, and vision benefits on the date of the Separation from Service.
     (ii) Subject to Section 13, the Company, at its expense, shall provide reasonable outplacement assistance to the Participant, for a period not to exceed fifteen (15) months following the Participant’s Separation Date, from a professional outplacement assistance firm which is reasonably suitable to the Participant and commensurate with the Participant’s position and responsibilities. In no event shall the amount expended for outplacement assistance for the Participant exceed One Thousand Dollars ($1,000) per month.
     (iii) The Participant shall be entitled to a pro-rata award of any award payable under the Company’s Short Term Incentive Plan (“Incentive Plan”) based upon the Participant’s actual performance and the attainment of goals established under the Plan as determined by the Board in its sole discretion. Such pro-rata award shall be payable at the time such awards are payable under the Incentive Plan. The pro-rata portion shall be based on the number of days preceding the Separation Date in the performance period during which the Separation Date occurs, divided by 365.
     (iv) The Participant shall be entitled to a pro-rata award of any outstanding performance shares granted under HRB’s 2003 Long-Term Executive Compensation Plan (or any predecessor or successor plan) as of his Separation Date based on the achievement of the performance goals at the end of the then applicable performance period. Payment of such performance shares shall be made in a single lump sum upon the later of: (a) ten (10) days following the expiration of the applicable performance period or (ii) the date which is six (6) months following the Participant’s Separation from Service.
     (b) A Participant who receives any payments and other benefits under this Section 3 shall not be eligible for any severance-related payments or benefits under any employment-related agreement or plan, policy or program of the Company. The payments and other benefits under this Section 3 shall offset any amounts due under the Worker Adjustment Retraining Notification Act of 1988 or any similar statute or regulation.
     Section 4. Equity Awards.
     (a) Qualifying Termination
     (i) In the event a Participant incurs a Qualifying Termination: (w) with respect to any stock options outstanding on July 11, 2010, such Participant shall become vested in any such outstanding stock options that would have vested during the 12-month period following the Participant’s Separation Date had the Participant remained an employee with the Company; (x) with respect to any stock options outstanding on July 11, 2010, the Participant may exercise such options until the earlier of: (a) fifteen (15) months following the Participant’s Separation Date or (b) the last day the options would have been exercisable if the Participant had not incurred a Separation from Service; (y) with respect to any stock options granted after July 11, 2010, any portion of such options not vested as of the Separation Date shall be forfeited; and (z) with respect to any stock options granted after July 11, 2010, the Participant may exercise such options until the earlier of: (a) twelve (12) months following the Participant’s Separation Date or (b) the last day the options would have been exercisable if the Participant had not incurred a Separation from Service. This Section 4(a)(i) applies to stock options granted under HRB’s 2003 Long-Term Executive Compensation Plan or any predecessor or successor plan.
     (ii) In the event a Participant incurs a Qualifying Termination: (y) with respect to any restricted stock/restricted stock unit awards outstanding on July 11, 2010, such Participant shall become vested in any portion of any outstanding restricted stock/stock unit awards (other than performance shares) that would have lapsed during the 12-month period following the Participant’s Separation Date had the Participant remained an employee with the Company; and (z) with respect to any restricted stock/restricted stock unit awards granted after July 11, 2010, any portion of such restricted stock/stock unit awards (other than performance shares) not vested as of the Separation Date shall be forfeited. This Section 4(a)(ii) applies to restricted shares/units granted under HRB’s 2003 Long-Term Executive Compensation Plan or any predecessor or successor plan.
     (b) Change in Control
     (i) In the event a Participant incurs a Change in Control Termination: (x) such Participant shall become 100% vested in all outstanding stock options granted under HRB’s 2003 Long-Term Executive Compensation Plan or any predecessor or successor plan; (y) with respect to any options outstanding on July 11, 2010, the Participant may exercise such options until the earlier of: (a) fifteen (15) months following the Participant’s Separation Date or (b) the last day the options would have been exercisable if the Participant had not incurred a Separation from Service; and (z) with respect to any stock options granted after July 11, 2010, the Participant may exercise such options, to the extent vested, until the earlier of: (a) twelve (12) months following the Participant’s Separation Date or (b) the last day the options would have been exercisable if the Participant had not incurred a Separation from Service.
     (ii) In the event a Participant incurs a Change in Control Termination, such Participant shall become 100% vested in all outstanding restricted stock awards (other than performance shares) granted under HRB’s 2003 Long-Term Executive Compensation Plan or any predecessor or successor plan.

     Section 5. Repayment; Clawback.
     Notwithstanding any provision in this Plan to the contrary, if (x) the Company is required to restate any of its financial statements filed with the Securities and Exchange Commission, other than restatements due solely to factors external to the Company such as a change in accounting principles or a change in securities laws or regulations with retroactive effect or (y) the Participant violates the provisions of any confidentiality, non-competition, non-solicitation or similar agreement or policy, then the Board may recover or require reimbursement of all severance, equity compensation awards (including profits from the sale of Company stock acquired pursuant to such awards) and/or other payments or benefits made to the Participant under this Plan. In exercising its discretion to recover or require reimbursement of any amounts as a result of any restatement pursuant to clause (x) above, the Board will give reasonable and due consideration to, among other relevant factors, the level of the Participant’s responsibility or influence, as well as the level of others’ responsibility or influence, over the judgments or actions that gave rise to the restatement.
     Section 6. Other Payments.
     Upon any Separation from Service entitling the Participant to payments under this Plan, the Participant shall receive all accrued but unpaid salary and all benefits accrued and payable under any plans, policies and programs of the Company, except for benefits payable under any severance plan, policy or arrangement of the Company.
     Section 7. Enforcement.
     If a Participant incurs any expenses associated with the successful enforcement of his rights under this Plan by arbitration, litigation or other legal action, then the Company shall pay the Participant on demand of all reasonable expenses (including all attorneys’ fees and legal expenses) incurred by the Participant in enforcing such rights under this Plan. The Participant shall notify the Company of the expenses for which the Participant demands reimbursement within sixty (60) days after the Participant receives an invoice for such expenses, and the Company shall pay the reimbursement amount within fifteen (15) days after receipt of such notice, subject to Section 13. For purposes of clarity, the Company shall have no obligation to reimburse the Participant for any expenses incurred by such Participant if any court, arbitrator, mediator or other judicial panel rules in favor of the Company with respect to the dispute giving rise to such expenses.
     Section 8. No Mitigation.
     A Participant shall not be required to mitigate the amount of any payment or benefit provided for in this Plan by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise.
     Section 9. Nonexclusivity of Rights.
     Nothing in this Plan shall prevent or limit a Participant’s continued or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company and for which the Participant may qualify, except as provided in this Plan.
     Section 10. No Set Off.

     The Company’s obligation to make the payments provided for in this Plan and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Participant or others.
     Section 11. Taxation.
     (a) To the extent applicable, this Plan shall be construed and administered consistently with Section 409A and the regulations and guidance issued thereunder. If the Participant is a “specified employee” as described in Section 409A, on his Separation Date, then any amount to which the Participant would otherwise be entitled during the first six months following his Separation from Service that constitutes nonqualified deferred compensation within the meaning of Section 409A and therefore is not exempt from 409A shall be accumulated and paid in a single lump sum (without interest) on the date which is six (6) months following the Participant’s Separation from Service, but only to the extent required by Section 409A(a)(2)(B)(i). Because the requirements of Section 409A are still being developed and interpreted by government agencies, certain issues under Section 409A remain unclear as of the Effective Date of this Plan, and the Company has made a good faith effort to comply with current guidance under Section 409A. Notwithstanding the foregoing or any provision in this Plan to the contrary, the Company does not warrant or promise compliance with Section 409A of the Code and no Participant or other person shall have any claim against the Company for any good faith effort taken by the Company to comply with Section 409A.
     (b) All payments and other benefits received by the Participant under this Plan shall be subject to all requirements of the law with regard to tax withholding and reporting and filing requirements, and the Company shall use its best efforts to satisfy promptly all such requirements.
     Section 12. Golden Parachute Payment.
     (a) In the event that it is determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of a Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise (the “Change in Control Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, then the Company shall pay to the Participant whichever of the following gives the Participant the highest net after-tax amount (after taking into account all applicable federal, state, local and security taxes): (1) the Change in Control Payment, or (2) the amount that would not result in the imposition of excise tax on the Participant under Code Section 4999. Any required reduction in the Change in Control Payment pursuant to the foregoing shall be accomplished solely by reducing the lump sum severance payment payable pursuant to Section 3(a)(i) of this Plan.
     (b) All determinations to be made under this Section 12 shall be made by an independent registered public accounting firm selected by the Company immediately prior to the Change in Control (the “Accounting Firm”), which shall provide its determinations and any supporting calculations both to the Company and the Participant within ten (10) days of the Change in Control. Any such determination by the Accounting Firm shall be binding upon the Company and the Participant. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section 12 shall be borne solely by the Company.
     Section 13. Reimbursements.
     Any reimbursements or in-kind benefits to be provided pursuant to this Plan (including, but not limited to under Section 3(a)(ii)) that are taxable to the Participant shall be subject to the following restrictions: (a) each reimbursement must be paid no later than the last day of the calendar year following the calendar year during which the expense was incurred or tax was remitted, as the case may be; (b) the amount of expenses or taxes eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses or taxes eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (c) the period during which any reimbursement may be paid or in-kind benefit may be provided shall end ten years after termination of this Agreement; and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
     Section 14. Term.
     This Plan is effective as of the Effective Date and shall continue with respect to a Participant until the earliest of: (a) the Participant’s Separation from Service, or (b) the date the Participant enters into a written separation agreement with the Company.
     Section 15. Successor Company.
     The Company shall require any successor or successors (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company to acknowledge expressly that this Plan is binding upon and enforceable against the Company in accordance with the terms hereof, and to become jointly and severally obligated with the Company to perform this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession or successions had taken place.
     Section 16. Notice.
     All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service, as follows:
     If to the Company, to:
H&R Block, Inc.
One H&R Block Way
Kansas City MO 64105
Attention: Corporate Secretary
     If to the Participant, to the most recent address provided by the Participant to the Company for payroll purposes, or to such other address as the Company or the Participant, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section 17; provided, however, that if no such notice is given by the Company following a Change in Control, notice at the last address of the Company or any successor shall be deemed sufficient for the purposes hereof. Any such notice shall be deemed delivered and effective when received in the case of personal delivery, five (5) days after deposit, postage prepaid, with the U.S. Postal Service in the case of registered or certified mail, or on the next business day in the case of overnight express courier service.
     Section 17. Amendment.
     This Plan may be amended at anytime by the Board with respect to all or some of the Participants, provided that any such amendment may not decrease or restrict a Participant’s rights under this Plan without his consent.

     Section 18. Administration.
     The Plan shall be administered by the Board which shall have the exclusive discretion and authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and to decide or resolve any and all questions that may arise in connection with the Plan. Any decision or action of the Board with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan. In the administration of this Plan, the Board may employ agents and delegate to them such administrative duties as the Board deems appropriate (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to the Company.
     Section 19. No Right to Continued Employment.
     Nothing in this Plan shall be construed as giving the Participant any right to be retained in the employ of the Company.
     Section 20. Claims Procedure
     Any Participant may deliver to the Board a written claim for a determination with respect to the amounts distributable to such Participant from the Plan. If such a claim relates to the contents of a notice received by the Participant, the claim must be made within 60 days after such notice was received by the Participant. The claim must state with particularity the determination desired by the Participant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred.
     The Board shall consider a Participant’s claim within 90 days (unless special circumstances require additional time), and shall notify the Participant in writing: (i) that the Participant’s requested determination has been made, and that the claim has been allowed in full; or (ii) that the Board has reached a conclusion contrary, in whole or in part, to the Participant’s requested determination. Such notice must set forth in a manner calculated to be understood by the Participant and include the following information:
     (a) the specific reason(s) for the denial of the claim, or any part of it;
     (b) specific reference(s) to pertinent provisions of the Plan upon which such denial was based;
     (c) a description of any additional material or information necessary for the Participant to perfect the claim, and an explanation of why such material or information is necessary; and
     (d) an explanation of the claim review procedure set forth below.
     Within 60 days after receiving a notice from the Board that a claim has been denied, in whole or in part, a Participant (or the Participant’s duly authorized representative) may file with the Board a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the Participant (or the Participant’s duly authorized representative):
     (i) may review pertinent documents;

     (ii) may submit written comments or other documents; and/or
     (iii) may request a hearing, which the Board, in its sole discretion, may grant.
     The Board shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Board’s decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Participant, and it must contain:
     (x) specific reasons for the decision;
     (y) specific reference(s) to the pertinent Plan provisions upon which the decision was based; and
     (z) such other matters as the Board deems relevant.
     A Participant’s compliance with the foregoing provisions of this Section 21 is a mandatory prerequisite to a Participant’s right to commence any legal action with respect to any claim for benefits under this Plan. Service of legal process shall be made to: H&R Block Management, LLC, Attention: General Counsel, One H&R Block Way, Kansas City, Missouri 64105.
     Section 21. Governing Law.
     This Plan shall be governed by and interpreted under the laws of the State of Missouri without giving effect to any conflict of laws provisions. Any legal action or proceeding with respect with this Plan shall be brought exclusively in the courts of the State of Missouri without regard to any conflicts of law.
     Section 22. Successors and Assigns. All of the terms and provisions of this Plan shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Participant and the Company hereunder shall not be assignable in whole or in part.
     Section 23. Severability.
     If any provision of this Plan or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Plan which can be given effect without the invalid or unenforceable provision or application.
     Section 24. Remedies Cumulative; No Waiver.
     No right conferred upon the Participant by this Plan is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by the Participant in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof.
     Section 25. Headings.

     The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.
     Section 26. Statement of ERISA Rights.
     In accordance with ERISA, each Participant shall be entitled to:
     (a) Examine, without charge (by contacting the Plan Administrator) all Plan documents and copies of all documents governing the Plan and a copy of the latest annual report (Form 5500 series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;
     (b) Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. A reasonable fee may be charged for these copies;
     (c) Receive a summary of the Plan’s annual financial report. The Plan Administrator is required to furnish each Participant with a copy of this summary annual report; and
     (d) Obtain a statement showing the Participant’s account balance (if any).
     In addition to creating rights for Plan Participants, ERISA imposes duties upon the persons who are responsible for the operation of the Plan. The persons who operate the Plan are called “fiduciaries” and have a duty to operate the Plan prudently and in the interest of Plan Participants and beneficiaries. No one, including the employer, may fire a Participant or otherwise discriminate against the Participant in any way to prevent him from obtaining a benefit or exercising his rights under ERISA. If a claim for a benefit is denied in whole or in part the Participant must receive a written explanation of the reason for the denial. The Participant has the right to have the Plan Administrator review and reconsider the claim.
     Under ERISA, there are steps a Participant can take to enforce the above rights. For instance, if a Participant may request any of the materials listed above from the Plan Administrator and do not receive them within 30 days, the Participant may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay up to $110 a day until the Participant receives the materials, unless the materials were not provided because of reasons beyond the control of the Plan Administrator.
     If a claim for benefits is denied or ignored, either in whole or in part, the Participant may file suit in a state or federal court. In the event that Plan fiduciaries misuse the Plan’s funds, or if the Participant is discriminated against for asserting his rights, he may seek assistance from the U.S. Department of Labor, or file suit in a federal court. The court will decide who should pay court costs and legal fees. If a Participant is successful the court may order the person have sued to pay these costs and fees. But if the Participant loses, the court may order the Participant to pay these costs and fees if, for example, it finds the claim is frivolous.
     Any questions concerning the Plan should be directed to the Plan Administrator. Additional information about this statement or a Participant’s rights under ERISA may be obtained from the nearest Office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210. A Participant may also obtain certain publications about his rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

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     IN WITNESS WHEREOF, the Company has executed this Plan this 12th day of May 2009, but effective as of the Effective Date.

H&R BLOCK, INC.
By:

Title:

EXHIBIT A
SEVERANCE AND RELEASE AGREEMENT
     ____________________ (“Employee”) and _________________ (“Company”) enter into this Severance and Release Agreement (“Release Agreement”) under the terms and conditions recited below:
     I. Recitations
     A. Due to changing business needs, Employee has been notified that his/her employment with Company will end on _________________ (the “Termination Date”).
     B. Employee and Company want to enter into a full and final settlement of all issues and matters between them, occurring on or before the date Employee signs this Release Agreement. These include, but are not limited to, any issues and matters that may have arisen out of Employee’s employment with or separation from Company.
     C. Employee specifically acknowledges that Company has told him/her to consult with a lawyer prior to signing this Release Agreement.
     D. Employee specifically agrees that he/she will not sign this Release Agreement until after the Termination Date.
     E. In exchange for the mutual promises of Employee and Company set forth in this Release Agreement, Employee and Company agree to the terms and conditions set out below.
     II. Basic Terms of the Release Agreement
     A. Upon receipt of a fully executed copy of this Release Agreement and after the expiration of the period defined in paragraph III(A) below, Company agrees to provide Employee with the payments and benefits to which Employee is entitled under the H&R Block, Inc. Executive Change in Control and Severance Plan (the “Plan”). A copy of the Plan is attached to this Release Agreement as Exhibit A. Employee is not entitled to any payments or benefits under the Plan unless Employee signs and returns this Release Agreement within twenty-one (21) calendar days of being presented with it. Employee may sign this Release Agreement at any time prior to conclusion of the twenty-one (21) day period. Assuming Employee chooses to sign this Release Agreement and that such signature becomes binding because Employee has not revoked his/her signature within seven (7) calendar days after signing, the terms of the Plan govern the payments and benefits to which Employee is entitled.
     B. Employee agrees to the following:
          1. Release of Claims. Employee agrees to release and discharge Company, and any of its related companies, present and former officers, agents, successors, assigns, other employees and attorneys from any and all claims arising before the date Employee signs the Release Agreement including, without limitation, any claims that may have arisen from Employee’s employment with or separation from Company, all as more fully set forth in paragraphs IV(A) through (E) below.
          2. Confidential Information. Employee agrees, during and after the term of this Release Agreement he/she will not, without the prior written consent of Company, directly or indirectly use for the benefit of any person or entity other than Company, or make known, divulge or communicate to any person, firm, corporation or other entity, any confidential or proprietary information, knowledge or trade secrets acquired, developed or learned of by Employee during his/her employment with Company.

Employee shall not retain after the Termination Date, any document, record, paper, disk, tape or compilation of information relating to any such confidential information.
          3. Return of Company Property. Employee shall return to Company by the Termination Date, any and all things in his/her possession or control relating to Company and its related entities, including but not limited to any equipment issued to Employee, all correspondence, reports, contracts, financial or budget information, personnel or labor relations files, office keys, manuals, and all similar materials not specifically listed here. Employee further agrees that as of the Termination Date he/she will have no outstanding balance on his/her corporate credit card for which appropriate travel and expense accounting has not been submitted.
          4. Non-Solicitation of Employees. For a period of two years after Employee’s Termination Date, Employee agrees that he/she will not directly or indirectly recruit, solicit, or hire any employee of the Company or of its parents, subsidiaries or related-companies (collectively “Affiliates”) or otherwise induce any Company or Affiliate employee to leave the employment of the Company or Affiliate to become an employee of or otherwise be associated with any other party or with Employee or any company or business with which Employee is or may become associated. The running of the two-year period will be suspended during any period of violation and/or any period of time required to enforce this covenant by litigation or threat of litigation.
          5. Non-Solicitation of Customers. For a period of two years after Employee’s Termination Date, Employee agrees that he/she will not directly or indirectly solicit or enter into any arrangement with any person or entity which is, at the time of the solicitation, a significant customer of the Company or an Affiliate for the purpose of engaging in any business transaction of the nature performed by the Company or such Affiliate, or contemplated to be performed by the Company or such Affiliate, for such customer, provided that this Section will only apply to customers for whom Employee personally provided services while employed by the Company or customers about whom or which Employee acquired material information while employed by the Company. The running of the two-year period will be suspended during any period of violation and/or any period of time required to enforce this covenant by litigation or threat of litigation.
          6. Non-Competition. For two years after Employee’s Termination Date, Employee agrees that he/she will not engage in, or own or control any interest in (except as a passive investor in less than one percent of the outstanding securities of publicly held companies), or act as an officer, director or employee of, or consultant or advisor to, any firm, corporation, partnership, limited liability company, institution, business, government agency, or entity that engages in any line of business that is competitive with any Line of Business of Block (as defined below). The definition of “Line of Business of Block” shall be determined as of the Termination Date and shall mean any line of business (including lines of business under substantial evaluation or substantial development) of the Company as of such date, as well as any one or more lines of business (including lines of business under substantial evaluation or substantial development) of any Affiliate as of such date, if Employee was employed during the two-year period preceding the Termination Date by such Affiliate, provided that, “Line of Business of Block” will in all events include, but not be limited to, the income tax return preparation business, and provided further that if Employee’s employment was, as of the Termination Date or during the two-year period immediately prior to the Termination Date, with the Company or any successor entity thereto, “Line of Business of Block” means any line of business (including lines of business under substantial evaluation or substantial development) of Block and all of the Affiliates as of the date of Employee’s termination. The running of the two-year period will be suspended during any period of violation and/or any period of time required to enforce this covenant by litigation or threat of litigation.
          7. Non-disparagement. Employee agrees he/she will not disparage Company or make or solicit any comments to the media or others that may be considered derogatory or detrimental to the good business name or reputation of Company. This clause has no application to any communications with the Equal Employment Opportunity Commission or any state or local agency responsible for investigation and enforcement of discrimination laws.
          8. Employee Availability/Cooperation. Employee agrees to reasonably assist and cooperate with the Company and/or any Affiliate (and their outside counsel) in connection with the defense or prosecution of any claim that may be made or threatened against or by the Company or any Affiliate, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or any Affiliate, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including preparing for and testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by Employee, pertinent knowledge possessed by Employee, or any act or omission by Employee. Employee will perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Section. Upon presentment to the Company of appropriate documentation, the Company will pay directly or reimburse Employee for the reasonable out-of pocket expenses incurred as a result of such cooperation.
     III. Acknowledgments and Additional Terms
     A. Revocation Period. Employee acknowledges that if he/she accepts the terms of this Release Agreement he/she will have seven (7) calendar days after the date he/she signs this Release Agreement to revoke his/her acceptance of its terms. Such revocation, to be effective, must be delivered by written notice, in a manner so the notice is received on or before the seventh day by: Human Resources, Compensation Department, H&R Block, Inc., One H&R Block Way, Kansas City, MO 64105.
     B. Opportunity to Consult Attorney. Employee acknowledges he/she has consulted or has had the opportunity to consult with her/his attorney prior to executing the Release Agreement.
     C. No Admission of Liability. Employee and Company agree nothing in this Release Agreement is an admission by either of any wrongdoing, and that nothing in this Release Agreement is to be construed as such by anyone.
     D. Consideration. Employee agrees provision of the payments and benefits set forth in paragraphs II(A)(1) and (2) are valuable consideration to which Employee would not otherwise be entitled.
     E. Choice of Law. All disputes which arise out of the interpretation and enforcement of this Release Agreement shall be governed by the laws of the State of Missouri without giving effect to its choice of law provisions.
     F. Entire Agreement. This Release Agreement including Exhibit A is the entire agreement between the parties. The parties acknowledge the terms of the Plan can be terminated or changed according to the terms set forth in the Plan. The parties acknowledge the terms of this Release Agreement can only be changed by a written amendment to the Release Agreement signed by both parties.
     G. No Reliance. The parties have not relied on any representations, promises, or agreements of any kind made to them in connection with this Release Agreement, except for those set forth in writing in this Release Agreement or in the Plan.
     H. Separate Signatures. Separate copies of this Release Agreement shall constitute originals which may be signed separately but which together will constitute one single agreement.

     I. Effective Date. This Release Agreement becomes effective and binding on the eighth calendar day following Employee’s execution of the Release Agreement.
     J. Severability. If any provision of this Release Agreement, including the Plan, is held to be invalid, the remaining provisions shall remain in full force and effect.
     K. Continuing Obligations. Any continuing obligations Employee has after separation of employment pursuant to any employment agreement with Company, the Plan, or by operation of law survive this Release Agreement. The terms of this Release Agreement add to any such obligations and are not intended to otherwise modify them in any way.
     IV. Release
     A. In consideration of the recitations and agreements listed above, Employee releases, and forever discharges Company and each and every one of its parent, affiliate, subsidiary, component, predecessor, and successor companies, and their respective past and present agents, officers, executives, employees, attorneys, directors, and assigns (collectively the “Released Parties”), from any and all matters, claims, charges, demands, damages, causes of action, debts, liabilities, controversies, claims for attorneys’ fees, judgments, and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, which have arisen between Employee and the Released Parties up to the date Employee signs this Release Agreement.
     B. This release of claims includes, but is not limited to: (1) any claims he/she may have relating to any aspect of her/his employment with the Released Parties and/or the separation of that employment, (2) any breach of an actual or implied contract of employment between Employee and the Released Parties, (3) any claim of unjust or tortious discharge, (4) any common-law claim (including but not limited to fraud, negligence, intentional or negligent infliction of emotional distress, negligent hiring/retention/supervision, or defamation), and (5)(i) any claims arising under the Civil Rights Act of 1866, 42 U.S.C. § 1981, (ii) the Civil Rights Act of 1964, 42 U.S.C. §§ 2000e, et seq., as amended by the Civil Rights Act of 1991, (iii) the Age Discrimination in Employment Act, 29 U.S.C. §§ 621, et seq. (including but not limited to the Older Worker Benefit Protection Act), (iv) the Employee Retirement Income Security Act, 29 U.S.C. §§ 1001, et seq., (v) the Rehabilitation Act of 1973, 29 U.S.C. §§ 701, et seq., (vi) the American with Disabilities Act, 42 U.S.C. §§ 12101, et seq., (vii) the Occupational Safety and Health Act, 29 U.S.C. §§ 651, et. seq., (viii) the National Labor Relations Act, 29 U.S.C. §§ 151, et. seq., (ix) the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101, et seq., (6) any applicable state employment discrimination statute, (7) any applicable state worker’s compensation statute, and (8) any other federal, state, or local statutes or ordinances.
     C. Employee further agrees in the event any person or entity should bring such a charge, claim, complaint, or action on her/his behalf, he/she hereby waives and forfeits any right to recovery under said claim and will exercise every good faith effort to have such claim dismissed. This Release Agreement does not affect, however, the Equal Employment Opportunity Commission’s (“EEOC’s”) rights and responsibilities to investigate or enforce applicable employment discrimination statutes.
     D. For purposes of the Age Discrimination in Employment Act (“ADEA”) only, this Release Agreement does not affect the EEOC’s rights and responsibilities to enforce the ADEA, nor does this Release Agreement prohibit Employee from filing a charge under the ADEA (including a challenge to the validity of the waiver of claims in this Release Agreement) with the EEOC, or participating in any investigation or proceeding conducted by the EEOC. Nevertheless, Employee agrees that the Released Parties will be shielded against any recovery by Employee, provided this Release Agreement is valid under applicable law.

     E. Employee agrees he/she waives any right to participate in any settlement, verdict or judgment in any class action against the Released Parties arising from conduct occurring on or before the date Employee signs this Release Agreement, and that he/she waives any right to accept anything of value or any injunctive relief associated with any such pending or threatened class action against the Released Parties.
THIS IS A RELEASE OF CLAIMS — READ CAREFULLY BEFORE SIGNING
     I have read this Severance and Release Agreement. I have had the opportunity to obtain the advice of legal counsel concerning the meaning and effect of this Release Agreement. Company advised me to seek the advice of counsel on this issue. I fully understand the terms of this Release Agreement and I understand it is a complete and final release of any of my claims against Company. I sign the Release Agreement as my own free act and deed.

Employee

Date:

Company

By:

Title:

Date: